December 15, 2011

Dear Stockholder:

On December 15, 2011, the Federal Home Loan Bank of New York’s (“FHLBNY”) Board of Directors (“Board”) voted to elect Mr. Vincent F. Palagiano, Chairman of the Board and CEO of The Dime Savings Bank of Williamsburgh, Brooklyn, New York (Federal Housing Finance Agency ID # 13383), to serve as a Member Director representing New York members effective upon the resignation of Mr. Thomas M. O’Brien from the Board. Mr. Palagiano will serve on the Board through and until December 31, 2012, the end date of the directorship that had been held by Mr. O’Brien.

In a letter received by the FHLBNY on December 12, 2011, Mr. O’Brien stated that he would no longer be eligible to serve as a Member Director of the FHLBNY representing New York members once the pending merger of the institution of which he is President and Chief Executive Officer, State Bank of Long Island, Jericho, New York, with another entity located outside of the State of New York was concluded, and that as such he would resign from the FHLBNY’s Board on the effective date of the merger. Mr. O’Brien indicated in his letter that the effective date was expected to be January 2, 2012. Each of the FHLBNY’s New York Member Directors are required by regulation to be officers or directors of FHLBNY members that are located in the State of New York.

Sincerely,

Alfred A. DelliBovi
President and CEO